Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the use of our report, dated January 27, 2000, relating to the consolidated financial statements of Main Street Banks, Inc. (formerly First Sterling Banks, Inc.) and subsidiaries for the three years ended December 31, 1999, included in this Annual Report on Form 10-K and incorporated by reference in the previously filed Registration Statements on Forms S-8 (File Number 333-49436, dated November 7, 2000; File Number 333-15069, dated October 30, 1999; File Number 333-88645, dated October 8, 1999; File Number 333-79463, dated May 27, 1999; File Number 333-79457, dated May 27, 1999; File Number 333-74555, dated March 17, 1999; and File Number 333-56473, dated June 10,
1998).



                                                      /s/ Mauldin & Jenkins, LLC


Atlanta, Georgia
March 30, 2001